Exhibit 99.1

EARNINGS RELEASE
PR Contact: Laurie Schalow
(303) 222-5912
Lschalow@chipotle.com IR Contact: Coralie Witter (303) 605-1087 cwitter@chipotle.com

Chipotle ANNOUNCES third QUARTER 2018 RESULTS

EPS NEARLY DOUBLES, AS sales comp accelerateS, and

RESTAURANT marginS EXPAND TO  18.7% Versus Q3-2017

NEWPORT BEACH, Calf. – October 25, 2018 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2018.

Overview for the three months ended September 30, 2018 as compared to the three months ended September 30, 2017:

•	Revenue increased 8.6% to $1.2 billion
•	Comparable restaurant sales increased 4.4%
•	Digital sales grew 48.3% in the quarter and accounted for 11.2% of sales
•	Restaurant level operating margin was 18.7%, an increase from 16.1%
•

Net income was $38.2 million, including the after-tax impact of $22.4 million in expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 94.8%  increase from $19.6 million; excluding those items, adjusted net income was  $60.7 million, a 60.3% increase from $37.8 million.[1]

•

Diluted earnings per share was $1.36, net of a $0.80 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 97.1%  increase from $0.69. Adjusted diluted earnings per share excluding these charges was $2.16, a 62.4% increase from $1.33.[1]

•	Opened 28 new restaurants and closed or relocated 32

Overview for the nine months ended September 30, 2018 as compared to the nine months ended September 30, 2017:

•	Revenue increased 8.1% to $3.6 billion
•	Comparable restaurant sales increased 3.3%, which includes 20 basis points of deferred revenue.
•	Digital sales grew 34.4% and accounted for 10.2% of sales
•	Restaurant level operating margin was 19.3%, an increase from 17.6%
•

Net income was $144.5 million, including the after-tax impact of $60.8 million in expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 9.1%  increase from net income of $132.5 million; excluding those items, adjusted net income was  $205.4 million, a 36.3% increase from $150.7 million.[1]

•

Diluted earnings per share was $5.17, net of a $2.17 after-tax impact from expenses related to restaurant asset impairment, corporate restructuring, and certain other costs, a 11.9%  increase from $4.62. Adjusted diluted earnings per share excluding these charges was $7.34, a 39.8% increase from $5.25. [1]

•	Opened 97 new restaurants and closed or relocated 42

1 Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures. Reconciliations to GAAP measures and further information are set forth in the table at the end of this press release.

“Chipotle’s strategy to win today and cultivate a better future is taking hold and I’m pleased to report our third quarter results with strong sales growth and restaurant margin expansion over last year,” said Brian Niccol, chief executive officer. “We made important progress during the quarter with the introduction of our ‘For Real’ marketing strategy and I’m encouraged by the progress we are making in building a pipeline of customer focused innovation, driving digital sales, elevating our restaurant operations and effectively executing our reorganization.”

Results for the three months ended September 30, 2018

Revenue for the quarter was $1.2 billion, an increase of 8.6% from the third quarter of 2017. The increase in revenue was driven by new restaurant openings and a 4.4% increase in comparable restaurant sales. Comparable restaurant sales improved primarily as a result of an increase in average check, including a 3.8% effective menu price increase, partially offset by 1.1% fewer comparable restaurant transactions.

We opened 28 new restaurants during the quarter and closed or relocated 32,  bringing the total restaurant count to 2,463.

Food, beverage and packaging costs were 33.4% of revenue, a decrease of 160 basis points compared to the third quarter of 2017. The decrease was primarily due to the benefit of menu price increases taken in almost all restaurants within the last 12 months and relief in avocado prices, partially offset by elevated prices of beef, paper and packaging items.

Restaurant level operating margin was 18.7% in the quarter, an improvement from 16.1% in the third quarter of 2017.  The improvement was driven primarily by comparable restaurant sales increases and lower marketing and promotional cost, partially offset by increased repairs and maintenance.

General and administrative expenses were 8.9% of revenue for the third quarter of 2018, an increase of 10 basis points over the third quarter of 2017. In dollar terms, general and administrative expenses increased compared to the third quarter of 2017 due to $15.8 million in expense related to corporate restructuring, including stock compensation modification expense, severance, relocation, and outside services helping us through the transition, $10.6 million in expense associated with the biennial All Managers’ Conference that was held in September 2018, $7.2 million related to increased headcount and higher bonus expense, and $4.4 million in outside service expense related to company initiatives to support restaurant growth, including digitizing our restaurant experience and operational leadership changes. These increases were partially offset by the benefit of comparing against a nonrecurring charge of $30.0 million recorded in the third quarter of 2017 related to the data security incident that occurred in the first six months of 2017.

The effective tax rate was 36.8% in the third quarter of 2018, compared to 39% in the third quarter of 2017.  The decrease was primarily due to the impact of the 2017 Tax Cuts and Jobs Act (the “TCJA”), which lowered the U.S. corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017.  This was partially offset by an increase in the effective state tax rate resulting from state tax deductions at the lower federal tax rate and certain non-deductible items that were added or expanded by the TCJA,  including impacts of executive stock-based compensation and non-deductible meals.  The tax rate was further impacted during the three months ended September 30, 2018 due to a one-time tax expense on expired vested options, offset by favorable federal tax credits.

Net income for the third quarter of 2018 was $38.2 million, or $1.36 per diluted share, compared to net income of $19.6 million, or $0.69 per diluted share, in the third quarter of 2017. Excluding the impact of restaurant asset impairment, corporate restructuring, and certain other costs, adjusted net income was $60.7 million and adjusted diluted earnings per share was $2.16.

Results for the nine months ended September 30, 2018

Revenue for the first nine months of 2018 was $3.6 billion, up 8.1% from the first nine months of 2017. The increase in revenue was driven by new restaurant openings and a 3.3% increase in comparable restaurant sales, which includes 20 basis points of deferred revenue. Comparable restaurant sales improved primarily as a result of an increase in average check, including a 4.3% benefit from menu price increases that have been implemented in all our restaurants, partially offset by 2.1% fewer comparable restaurant transactions.

We opened 97 new restaurants during the year and closed or relocated 42 (including the closure of five Pizzeria Locale restaurants), bringing the total restaurant count to 2,463.

Food beverage and packaging costs were 32.8% of revenue, a decrease of 150 basis points compared to the first nine months of 2017. The decrease was driven by the benefit of the menu price increases and relief in avocado prices, partially offset by elevated beef prices during the first nine months of 2018 compared to the first nine months of 2017.

Restaurant level operating margin was 19.3% for the nine months ended September 30, 2018, an improvement from 17.6% in the first nine months of 2017. The improvement was driven by comparable restaurant sales increases, combined with lower marketing and promotional expenses, partially offset by wage inflation at the crew level.

General and administrative expenses were 7.5% of revenue for the first nine months of 2018, an increase of  40 basis points over the first nine months of 2017. In dollar terms, general and administrative expenses increased compared to the first nine months of 2017 due to $21.8 million related to increased headcount and higher bonus expense combined with $13.3 million in expense related to corporate restructuring, $12.0 million in expense associated with the biennial All Managers’ Conference that was held in September 2018, $9.3 million in outside service expense related to company initiatives to support restaurant growth, including digitizing our restaurant experience and operational leadership changes, and increased litigation expense of $4.6 million. These increases were partially offset by the benefit of comparing against the non-recurring charge of $30.0 million recorded in the third quarter of 2017 related to the data security incident.

Impairment, closure costs, and asset disposals increased  $46.6 million compared to the first nine months of 2017 primarily due to the planned closures of underperforming restaurants and the write down of a large portion of the associated long-lived asset values, as well as lease termination costs and impairment related to office closures.

The effective tax rate was 35.8% in the third quarter of 2018, compared to 38.2% in the third quarter of 2017.  The decrease was primarily due to the impact of the TCJA, which lowered the U.S. corporate income tax rate from 35% to 21% for tax years beginning after December 31, 2017.  This was partially offset by an increase in the effective state tax rate resulting from state tax deductions at the lower federal tax rate and certain non-deductible items that were added or expanded by the TCJA, including impacts of executive stock-based compensation and non-deductible meals.  The tax rate was further impacted during the nine months ended September 30, 2018 due to a one-time tax expense on expired vested options, offset by favorable federal tax credits.

Net income for the first nine months of 2018 was $144.5 million, or $5.17 per diluted share, compared to net income of $132.5 million, or $4.62 per diluted share, for the nine months ended September 30, 2017. Excluding the impact of restaurant asset impairment, corporate restructuring, and certain other costs, adjusted net income was  $205.4 million and adjusted diluted earnings per share was  $7.34.

Outlook

For 2018, management is anticipating the following:

•	Comparable restaurant sales increases for the full year in the low to mid-single digits
•	New restaurant openings at the lower end of the previously announced range of 130 to 150 for the full year

For 2019, management is anticipating the following:

•	140 to 155 new restaurant openings

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales, or sales comps, and comparable restaurant transactions,  represent the change in period-over-period sales or transactions for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the third quarter 2018 financial results on Thursday, October  25, 2018 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-317-6003 or for international callers by dialing 1-412-317-6061. The call will be webcast live from the company's website on the investor relations page at ir.chipotle.com/events. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without added colors, flavors or other additives. Chipotle had more than 2,450 restaurants as of September 30, 2018 in the United States, Canada, the United Kingdom, France and Germany and is the only restaurant company of its size that owns and operates all its restaurants. With more than 70,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. Steve Ells, founder and executive chairman, first opened Chipotle starting with a single restaurant in Denver, Colorado in 1993. For more information or to place an order online, visit WWW.CHIPOTLE.COM.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected comparable restaurant sales in 2018, as well as our estimated number of new restaurant openings in 2018 and 2019, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales due to factors such as changes in consumers’ perceptions of our brand,  including as a result of actual or rumored food-borne illness incidents or other negative publicity, the impact of competition, including from sources outside the restaurant industry, decreased overall consumer spending, or our possible inability to increase menu prices or realize the benefits of menu price increases; the risk of food-borne illnesses and other health concerns about our food or dining out generally; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; risks related to recently-announced restructuring activities, including increased expenses and substantial turnover in the ranks of our corporate support teams; the performance of new restaurants and their impact on existing restaurant sales; the potential for increased labor costs or difficulty training and retaining qualified employees, including as a result of market pressures, enhanced food safety procedures in our restaurants, or new regulatory requirements; increases in the cost of food ingredients and other key supplies or higher food costs due to changes in supply chain protocols; risks related to our marketing and advertising strategies, which may not be successful and may expose us to liabilities;  supply chain risks; risks relating to our expansion into new markets, including outside the U.S., or non-traditional restaurant sites; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity philosophy, including supply shortages and potential liabilities from advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation, including possible governmental actions related to food-borne illness incidents, as well as class action litigation regarding employment laws, advertising claims or other matters; risks relating to our insurance coverage and self-insurance; risks regarding our ability to protect our brand and reputation; risks associated with our reliance on certain information technology systems; risks related to our ability to effectively manage our growth; risks associated with our pending leadership change and our dependence on key personnel; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the investor relations page of our website at ir.Chipotle.com.

 Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Three months ended September 30,
	2018		2017
Revenue	$1,225,007	100.0%	$1,128,074	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	409,213	33.4	394,567	35.0
Labor	332,865	27.2	306,862	27.2
Occupancy	86,691	7.1	83,199	7.4
Other operating costs	167,488	13.7	162,312	14.4
General and administrative expenses	109,524	8.9	99,182	8.8
Depreciation and amortization	52,654	4.3	41,546	3.7
Pre-opening costs	2,127	0.2	2,792	0.2
Impairment, closure costs, and asset disposals	6,454	0.5	6,747	0.6
Total operating expenses	1,167,016	95.3	1,097,207	97.3
Income from operations	57,991	4.7	30,867	2.7
Interest and other income, net	2,493	0.2	1,275	0.1
Income before income taxes	60,484	4.9	32,142	2.8
Provision for income taxes	(22,280)	(1.8)	(12,532)	(1.1)
Net income	$38,204	3.1%	$19,610	1.7%
Earnings per share:
Basic	$1.37		$0.69
Diluted	$1.36		$0.69
Weighted-average common shares outstanding:
Basic	27,802		28,415
Diluted	28,017		28,439

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income

(unaudited)

(in thousands, except per share data)

	Nine months ended September 30,
	2018		2017
Revenue	$3,639,924	100.0%	$3,366,312	100.0%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,194,224	32.8	1,155,514	34.3
Labor	993,570	27.3	900,564	26.8
Occupancy	258,719	7.1	242,482	7.2
Other operating costs	490,728	13.5	476,606	14.2
General and administrative expenses	271,740	7.5	238,698	7.1
Depreciation and amortization	148,762	4.1	121,906	3.6
Pre-opening costs	6,790	0.2	9,764	0.3
Impairment, closure costs, and asset disposals	56,635	1.6	10,013	0.3
Total operating expenses	3,421,168	94.0	3,155,547	93.7
Income from operations	218,756	6.0	210,765	6.3
Interest and other income, net	6,210	0.2	3,512	0.1
Income before income taxes	224,966	6.2	214,277	6.4
Provision for income taxes	(80,432)	(2.2)	(81,817)	(2.4)
Net income	$144,534	4.0%	$132,460	3.9%
Earnings per share:
Basic	$5.19		$4.63
Diluted	$5.17		$4.62
Weighted-average common shares outstanding:
Basic	27,844		28,604
Diluted	27,967		28,696

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30,	December 31,
	2018	2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$343,028	$184,569
Accounts receivable, net	26,868	40,453
Inventory	18,285	19,860
Prepaid expenses and other current assets	55,406	50,918
Income tax receivable	21,697	9,353
Investments	327,787	324,382
Total current assets	793,071	629,535
Leasehold improvements, property and equipment, net	1,361,440	1,338,366
Restricted cash	29,580	29,601
Other assets	24,842	26,251
Goodwill	21,939	21,939
Total assets	$2,230,872	$2,045,692
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$103,486	$82,028
Accrued payroll and benefits	127,302	82,541
Accrued liabilities	171,998	159,324
Total current liabilities	402,786	323,893
Deferred rent	327,804	316,498
Deferred income tax liability	27,322	814
Other liabilities	37,123	40,042
Total liabilities	795,035	681,247
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2018 and December 31, 2017, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, 35,966 and 35,852 shares issued as of September 30, 2018 and December 31, 2017, respectively	360	359
Additional paid-in capital	1,353,071	1,305,090
Treasury stock, at cost, 8,174 and 7,826 common shares at September 30, 2018 and December 31, 2017, respectively	(2,454,337)	(2,334,409)
Accumulated other comprehensive income (loss)	(4,855)	(3,659)
Retained earnings	2,541,598	2,397,064
Total shareholders' equity	1,435,837	1,364,445
Total liabilities and shareholders' equity	$2,230,872	$2,045,692

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended
	September 30,
	2018	2017
		(as adjusted)(1)
Operating activities
Net income	$144,534	$132,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	148,762	121,906
Deferred income tax (benefit) provision	26,424	(11,323)
Impairment, closure costs, and asset disposals	56,635	10,013
Bad debt allowance	116	181
Stock-based compensation expense	48,219	54,596
Other	(1,933)	(126)
Changes in operating assets and liabilities:
Accounts receivable	13,442	16,477
Inventory	1,562	(7,023)
Prepaid expenses and other current assets	(5,041)	(4,890)
Other assets	1,500	(909)
Accounts payable	18,183	14,771
Accrued liabilities and accrued payroll and benefits	38,092	35,514
Income tax payable/receivable	(12,366)	(7,810)
Deferred rent	17,096	22,410
Other long-term liabilities	(2,728)	3,060
Net cash provided by operating activities	492,497	379,307
Investing activities
Purchases of leasehold improvements, property and equipment	(209,999)	(165,506)
Purchases of investments	(297,217)	(120,084)
Maturities of investments	295,000	140,000
Net cash used in investing activities	(212,216)	(145,590)
Financing activities
Acquisition of treasury stock	(116,401)	(208,959)
Tax withholding on share-based compensation awards	(4,627)	(626)
Stock plan transactions and other financing activities	(150)	10
Net cash used in financing activities	(121,178)	(209,575)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(665)	1,931
Net change in cash, cash equivalents, and restricted cash	158,438	26,073
Cash, cash equivalents, and restricted cash at beginning of period	214,170	116,370
Cash, cash equivalents, and restricted cash at end of period	$372,608	$142,443

(1) Balances were adjusted due to the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” as discussed in further detail in Item 1. “Financial Statements,” in our Form 10-Q.

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep. 30
	2018	2018	2018	2017	2017
Number of restaurants opened	28	34	35	38	38
Restaurant relocations/closures	(32)	(8)	(2)	(4)	(3)
Number of restaurants at end of period	2,463	2,467	2,441	2,408	2,374
Average restaurant sales	$1,980	$1,950	$1,941	$1,940	$1,948
Comparable restaurant sales increase	4.4%	3.3%	2.2%	0.9%	1.0%

Chipotle Mexican Grill, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)

The following provides a reconciliation of non-GAAP financial measures presented in the text above to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Adjusted net income is net income excluding restaurant asset impairment, corporate restructuring, and certain other costs. Adjusted diluted earnings per share is adjusted net income divided by diluted weighted-average common shares outstanding. We believe that these measures enhance investors’ ability to compare the past financial performance of our underlying business with our current business performance and reflect the performance of our underlying restaurants separate from asset impairment, corporate restructuring and certain other costs at the corporate level. Management uses these non-GAAP measures for similar purposes. Our adjusted net income and adjusted diluted earnings per share measure may not be comparable to other companies’ adjusted income measures.

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$38,204	$19,610	$144,534	$132,460
Percentage increase/(decrease) from prior year period	94.8%	-	9.1%	-
Non-GAAP adjustments:
Restaurant closure costs(1)	10,198	-	35,364	-
Corporate Restructuring:
Lease termination and other office closure costs(2)	314	-	16,613	-
Employee related restructuring costs(3)	8,795	-	12,695	-
Stock-based compensation(4)	6,087	-	(339)	-
Other adjustments(5)	644	30,000	3,644	30,000
Total non-GAAP adjustments	$26,038	$30,000	$67,977	$30,000
Tax effect of non-GAAP adjustments(6)	(3,590)	(11,766)	(7,158)	(11,766)
After tax impact of non-GAAP adjustments	$22,448	$18,234	$60,819	$18,234
Adjusted net income	$60,652	$37,844	$205,353	$150,694
Percentage increase from prior period	60.3%	-	36.3%	-

Diluted weighted-average number of common shares outstanding	28,017	28,439	27,967	28,696
Diluted earnings per share	$1.36	$0.69	$5.17	$4.62
Percentage increase/(decrease) from prior period	97.1%	-	11.9%	-
Adjusted diluted earnings per share	$2.16	$1.33	$7.34	$5.25
Percentage increase from prior year period	62.4%	-	39.8%	-

(1) Restaurant asset impairment costs and accelerated depreciation for planned restaurant closures announced in June 2018 due to underperformance. During the three months ended September 30, 2018, we closed 32 Chipotle restaurants in connection with this initiative. During the nine months ended September 30, 2018, we closed 33 Chipotle restaurants and five Pizzeria Locale restaurants in connection with this initiative.

(2) Costs for office lease termination, accelerated depreciation, impairment charges for office-related assets, duplicate rent expense and other office closure expenses.
(3) Costs for employee severance and other transition expenses, recruitment and relocation costs, and third party and other employee-related costs.

(4) Costs for modification of stock awards to extend or accelerate vesting for employees severing from the company, offset by a reduction of expense due to forfeiture of original awards for these employees.

(5) For the three months ended September 30, 2018, consists of costs for professional services for an initiative undertaken as part of our ongoing business transformation. For the nine months ended September 30, 2018, also includes the uninsured portion of a judgment in a single legal proceeding, in an amount exceeding the range typically seen in the ordinary-course, single-plaintiff litigation matters.  For the three and nine months ended September 30, 2017, consists of a nonrecurring charge we recorded related to the data security incident that occurred in the first six months of 2017.

(6) For the three and nine months ended September 30, 2018, we have included a write-off of deferred tax assets related to expired stock awards of $4,487 and $9,919, respectively.